internal use only

January 8, 2024

Client Talking Points

First Trust Specialty Finance and Financial Opportunities Fund

First Trust Advisors L.P. (“First Trust”) has announced the following reorganization, which must be approved by shareholders in order to occur:

Acquired Fund	Acquiring Fund
First Trust Specialty Finance and Financial Opportunities Fund (“FGB”)	abrdn Total Dynamic Dividend Fund (“AOD”)

What is happening?

•	On October 23, 2023, First Trust, abrdn Inc. and abrdn plc entered into a purchase agreement which provides that abrdn Inc. will acquire certain assets related to First Trust’s business of providing investment management services with respect to the assets of FGB and certain other First Trust advised closed-end funds.
•	On October 23, 2023, the board of trustees of FGB (the “Board”) approved an Agreement and Plan of Reorganization which provides for the reorganization of FGB with and into AOD (the “Reorganization”) and provides for the transfer of all of the assets of FGB to AOD in exchange solely for newly issued common shares of beneficial interest of AOD (although cash may be distributed in lieu of fractional shares of AOD) and the assumption by AOD of all of the liabilities of FGB..
•	On December 18, 2023, a combined proxy statement/prospectus (the “Proxy Statement/Prospectus”) was declared effective by the SEC and was mailed to shareholders on or about December 26, 2023.
•	On February 20, 2024, a special meeting of shareholders will take place at First Trust’s offices to vote on the approval of the proposed Agreement and Plan of Reorganization for FGB.

What are the potential benefits of the Reorganization?

•	Fees: AOD has a lower net total annual operating expense ratio than FGB. The net total annual operating expense ratio (including interest expense, acquired fund fees and deferred tax expense) of FGB and AOD is 2.71 % and 1.27%, respectively. The net total annual operating expense ratio excluding interest expense is 1.59% and 1.15% for FGB and AOD, respectively. For AOD, this figure reflects reimbursement of advisory fees waived and other expenses reimbursed from abrdn Investments Limited, which can be recouped under certain circumstances by abrdn Investments Limited. This difference would represent a meaningful reduction in expenses experienced by shareholders.
•	Trading: Shares of AOD have historically traded at meaningfully higher volumes at a tighter bid/ask spread percentage than those of FGB. After the Reorganization, to the extent these high trading volumes persist, shareholders of FGB could be provided better liquidity to add to or exit their investment on a moving forward basis.

•	Performance: AOD and FGB utilize different investment strategies, however AOD has shown better performance on a market value and NAV basis over a 5- and 10-year period as of January 3, 2024, and has done so with a more diversified allocation to the broader market relative to FGB.

How different are FGB and AOD?

•	The funds have some similarities but also have some substantial differences. The funds have similar investment objectives, but aspects of its respective principal investment strategies that are substantially different. FGB’s primary investment objective is to seek a high level of current income, and as a secondary objective, FGB seeks an attractive total return. AOD’s principal investment objective is to seek high current dividend income with a secondary objective of long-term growth of capital. FGB concentrates its investments in “specialty finance companies,” which generally are companies that provide financing to borrowers with capital needs that are different relative to traditional borrowers. AOD invests in a broad range of equity investments throughout the world. Both FGB and AOD utilize leverage.

What are the tax implications of the Reorganization?

•	It is expected that shareholders of FGB will not recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares of FGB for shares of AOD (except with respect to cash received in lieu of fractional shares of AOD). The portfolio transitioning of FGB in connection with the Reorganization may result in capital gains or losses, which may have federal income tax consequences. However, it is anticipated that FGB’s capital loss carryforwards would offset any projected realized gains.

For Internal Use Only. Not for inspection by, distribution or quotation to, the general public.

The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund, nor is it a solicitation of any proxy.

To receive a free copy of a Proxy Statement/Prospectus relating to the proposed Reorganization of FGB with and into AOD, please call First Trust toll free at (800) 621-1675. This “Client Talking Points” is qualified in its entirety by reference to the Proxy Statement/Prospectus. The Proxy Statement/Prospectus contains important information about fund objectives, strategies, fees, expenses and risk considerations, and therefore you are advised to read it. The Proxy Statement/Prospectus and shareholder reports and other information are or will also be available for free on the SEC's website (www.sec.gov). Please read any Proxy Statement/Prospectus carefully before making any decision to invest or to approve the Reorganization.

Contents of this communication may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements that cannot be shared with clients, prospective clients or current investors of First Trust investment products. The information presented has been obtained from sources First Trust deems to be reliable, however, this data is subject to unintentional errors, omissions and changes prior to distribution without notice. This information is provided to First Trust employees for internal or educational use only and cannot be used as sales or marketing material, nor can it be distributed outside of the firm. Please only use compliance approved marketing materials with clients and prospects. These materials contain compliant sales language, appropriate risk disclosures and other relevant disclaimers that provides a sound basis for evaluating our investment products and services. This information cannot be reproduced in whole or in part in any manner without the prior permission of a member of the First Trust Compliance or Legal team.

Your clients should consider the investment objectives, risks, charges and expenses of FGB and AOD carefully before voting, which are contained in the Proxy Statement/Prospectus. Please instruct your clients to read the Proxy Statement/Prospectus carefully before voting.